Exhibit 99.1

THUNDER MOUNTAIN GOLD INC. 5248 W. Chinden Blvd. Telephone: (208) 658-1037 Boise, Idaho 83714 Fax: (208) 322-5626

News Release

THUNDER MOUNTAIN GOLD APPOINTS DOUG GLASPEY

TO THE COMPANY`S BOARD

Boise, Idaho, June 6, 2008:  Thunder Mountain Gold, Inc. (OTCBB: THMG), today announced the appointment of Doug Glaspey to its Board of Directors at its quarterly Board meeting.

Mr. Glaspey is Chief Operating Officer, and Director of U.S. Geothermal Inc. – a Boise, Idaho-based renewable energy development company that is listed on the AMEX and TSX, and is currently operating geothermal power plants at Raft River, Idaho and San Emidio, Nevada. Mr. Glaspey is a metallurgical engineer with 29 years of operating and management experience. He holds a Bachelor of Science in Mineral Processing Engineering and an Associate of Science in Engineering Science. His experience includes public company management, mine production, planning and directing resource exploration programs, preparing feasibility studies and environmental permitting. Mr. Glaspey has held positions as president of U.S. Cobalt Inc. (a former TSX Venture Exchange listed company), project manager of Atlanta Gold Corporation of America Inc. (TSX), and president of Black Diamond Corporation, a private mineral exploration company.

Jim Collord, President of Thunder Mountain Gold, said of the addition of Mr. Glaspey to the Board, “Doug brings a high level of expertise to our Board that will be valuable as we continue to grow our portfolio of precious metals properties, and further the development of South Mountain.”

About Thunder Mountain Gold, Inc.:

Thunder Mountain Gold is an exploration company focused on the generation of precious and base metal projects in the Western United States, Mexico, and Alaska. A 73-year-old company, Thunder Mountain Gold performs its own natural resource exploration and generates value for shareholders by aggressively developing high-grade, high-quality precious and base metal resources in politically stable mining regions.

Investor Relations:

Eric Jones e-mail:  eric@thundermountaingold.com

Jim Collord e-mail: jim@thundermountaingold.com

Forward-Looking Statements:  Statements made which are not historical facts, such as anticipated production, exploration results, costs or sales performance are "forward-looking statements", and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.  These risks and uncertainties include, but are not limited to, metals prices volatility, volatility of metals production, exploration project uncertainties, industrial minerals market conditions and project development risks.  Refer to the Company's Periodic Filings for a more detailed discussion of factors that may impact expected future results.  Thunder Mountain Gold undertakes no obligation to publicly update or revise any forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission (“SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce.

Website: www.thundermountaingold.com                                                  OCBB: THMG.OB